Aames 2000-1

Mortgage Pass-Through Certificates

REO Report for June 25, 2001 Distribution
REO Report - Mortgage Loans that Become REO During Current Distribution
SUMMARY			LOAN GROUP

Total Loan Count = 11			Loan Group 1 = Fixed Group; REO Book Value = Not Available
Total Original Principal Balance = 794,175.00			Loan Group 2 = Adjustable 1 Group; REO Book Value = Not Available
Total Current Balance = 793,033.82			Loan Group 3 = Adjustable 2 Group; REO Book Value = Not Available
REO Book Value = Not Available

REO Book Value reported corresponds to total REO loans, including loans that become REO during current distribution.

Loan Number	Original	Stated		Current	State &
&	Principal	Principal	Paid to	Note	LTV at	Original	Origination
Loan Group	Balance	Balance	Date	Rate	Origination	Term	Date

2094221 1	175,000.00	174,869.05	Oct-01-00	10.800%	NC - 62.00%	360	Jul-25-00
2099051 1	45,000.00	44,942.15	Nov-01-00	12.575%	LA - 75.00%	360	May-12-00
2100225 1	48,875.00	48,858.86	Aug-01-00	14.450%	SC - 85.00%	360	May-30-00
2101464 1	30,000.00	29,966.89	Dec-01-00	13.325%	MO - 75.00%	360	Jun-21-00
2098104 2	124,000.00	123,444.19	Oct-01-00	9.810%	TN - 80.00%	360	Jan-03-00
2098514 2	44,000.00	43,907.91	Sep-01-00	10.405%	NC - 80.00%	360	Mar-28-00
2102013 2	41,600.00	41,585.40	Aug-01-00	11.075%	UT - 80.00%	360	Jul-03-00
2104070 2	136,000.00	135,817.62	Sep-01-00	9.990%	CA - 74.40%	360	May-16-00
2096219 3	61,200.00	61,188.73	Oct-01-00	13.950%	NC - 68.00%	360	Aug-28-00
2102267 3	56,250.00	56,236.99	Aug-01-00	12.950%	MA - 75.00%	360	Jul-03-00
2102695 3	32,250.00	32,216.03	Dec-01-00	12.450%	MO - 75.00%	360	Jul-12-00

Page 17 of 28	© COPYRIGHT 2001 Deutsche Bank